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             [KEMPER INVESTORS LIFE INSURANCE COMPANY LETTERHEAD]

                                  EXHIBIT 5


                               October 30,1997



Kemper Investors Life Insurance Company
1 Kemper Drive
Long Grove, IL 60049-0001

Re:  Kemper Investors Life Insurance Company
     Registration Statement on Form S-1
            (File No. 333-22389)

Dear Sirs:

This opinion is furnished in connection with the filing of a Registration Statement on Form S-1 ("Registration Statement") by Kemper Investors Life Insurance Company ("KILICO") for Individual and Group Variable, Fixed and Market Value Adjusted Deferred Annuity Contracts ("Contracts"). The Registration Statement covers a proposed maximum aggregate offering price of $50,000,000.

The Contracts are designed to provide annuity benefits and are to be offered in the manner described in the Prospectus which is included in the Registration Statement.

The Contracts will be sold only in jurisdictions authorizing such sales.


I have examined all such corporate records of KILICO and such other documents and laws as I consider appropriate as a basis for this opinion. On the basis of such examination, it is my opinion that:

1. KILICO is a corporation duly organized and validly existing under the laws of the State of Illinois.

2. When issued and sold as described above, the Contracts will be duly authorized and will constitute validly issued and binding obligations of KILICO in accordance with their terms.

        I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Yours truly,

/s/ Frank J. Julian
Frank J. Julian
Associate General Counsel

FJJ/ler